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                                                                    Exhibit 99.6

FROM:    VirtualFund.com, Inc.

CONTACT  Dennis B. McGrath-
         McGrath-Buckley Communications Counseling
         651-646-4115 -or- dennis@mcgrath-buckley.com

       VirtualFund Terminates Masters for Cause, Announces Employee Layoff

MINNEAPOLIS, Dec. 19, 2000 -- VirtualFund.com, Inc. (Nasdaq: VFND - news) announced today that Melvin Masters, its suspended chief executive officer and president, has been terminated for cause, effective immediately. The company also announced the permanent layoff of 91 of its 212 employees

VirtualFund board of directors vice chair Timothy R. Duoos explained that Masters was terminated for insubordination and breach of fiduciary duty because he continued to pursue a relationship with Manugistics, Inc., a Maryland-based software company, and paid $2.5 million to that company in defiance of a directive from the board that he delay that action. The board's directive was based on its concern over rapid deterioration of the company's cash position during the five months that Masters pursued a new electronic business-to-business strategy, following the company's sale of its primary printer business for $47 million in cash. Duoos said Masters had dismissed the board's call for a careful review of that business strategy.

Additionally, Duoos said the termination was based on various breaches of Masters' fiduciary duties to the company and its shareholders including:

         o Continued expenditure of corporate funds to repurchase shares of VirtualFund's common stock after the board of directors determined stock repurchases should end;

         o Financial irregularities in connection with Masters' related party transactions; and

         o Charging the company for significant personal expenses that were not incurred in connection with his duties and responsibilities.

Duoos said the company is continuing to review these and other improprieties to determine possible legal recourse. VirtualFund acting CEO and president Robert
L. Kelly said the workforce reduction was a "painful but absolutely necessary action" due to the current reassessment of the company's business-to-business e-commerce strategy and the need to reduce costs and preserve cash during this period.

Earlier, VirtualFund also placed 70 of its employees on vacation or paid leave. The company placed another 36 of its employees on the same status on December 4, the day it announced that Masters had also been suspended as chairman of VirtualFund's board.

Kelly said that most employees affected by today's layoff will receive severance packages and benefit extensions pursuant to federal law.